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Exhibit 99.1

        UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial
Information for the Period Ending December 31, 2007

Amsterdam, the Netherlands—February 27, 2008: UPC Holding B.V. ("UPC Holding") is today providing selected, preliminary unaudited financial and operating information for the three months ("Q4") and year ended December 31, 2007. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. ("Liberty Global") (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding's consolidated annual financial statements with the accompanying notes are expected to be posted prior to the end of March 2008.

        Highlights for the year ended December 31, 2007 as compared to the results for the same period last year (unless noted) include(1):

  •
  An organic(2) increase of 842,000 RGUs(3) during 2007, including 280,000 in Q4

  •
  Revenue growth of 9% to €3,334 million

  •
  Operating cash flow ("OCF")(4) growth of 19% to €1,403 million

  •
  OCF margin(5) of 42.1%, a 340 basis point improvement over 2006

  •
  Operating income increased to €285 million

Financial Highlights

        Revenue for the three months and year ended December 31, 2007 increased to €855 million and €3,334 million, respectively. As compared to the respective periods last year, these revenue figures represent growth rates of 6% and 9%, respectively. The increase in revenue for both periods was driven largely by a combination of organic growth and acquisitions, partially offset by foreign currency effects. Our organic revenue growth has been principally related to subscriber growth. Rebased(6) revenue growth, which is growth adjusted for acquisitions and foreign currency effects, was approximately 5% and 8% for the three months and year ended December 31, 2007, respectively, as compared to the prior year periods. On a full year basis, our Chilean and Central and Eastern European ("CEE") operations realized rebased revenue growth of 12% and 10%, respectively. Of significance in CEE, our operations in Poland and the Czech Republic had particularly strong rebased revenue growth during both the fourth quarter and full year.

(1)
All period to period comparisons and references to our subscriber metrics are on the basis of UPC Holding operations excluding the disposed business in Belgium.

(2)
Organic figures exclude revenue generating units ("RGUs") of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)
Please see footnotes to the subscriber table for the definition of RGUs.

(4)
Please see page 9 for an explanation of operating cash flow and a reconciliation to operating income.

(5)
OCF margin is calculated by dividing OCF by revenue for the applicable period.

(6)
For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results. Please see page 5 for supplemental information.

        Operating cash flow for the three months and year ended December 31, 2007, increased 17% to €362 million and 19% to €1,403 million, respectively, as compared to the same periods last year. In terms of rebased OCF growth, we achieved growth of 16% and 17% for the three months and year ended December 31, 2007, respectively, as compared to the prior year periods. Driving these results in part was our operation in Chile which posted rebased OCF growth in excess of 20% for both the fourth quarter and the full year. Aided in part by OCF margin gains, our CEE and Western European operations realized rebased OCF growth of 19% and 13%, respectively, for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

        Our OCF margin was 42.3% for the three months and 42.1% for the year ended December 31, 2007, respectively. These results represent 400 and 340 basis point improvements to our three month and year end margins from the same periods last year. For the three months ended December 31, 2007, our CEE operations realized an impressive 530 basis point improvement over the comparable period in 2006, led by the Czech and Slovak Republics and Poland. For the year ended December 31, 2007, our Chilean and CEE operations achieved 370 and 360 basis point improvements, respectively. Additionally, our Western European operations realized a 260 basis point improvement. Our margin improvement in 2007 was due in large part to stringent cost controls, as well as continued operational leverage and sell-through of high-margin services.

Operating Statistics

        We had 15.3 million total RGUs at December 31, 2007, an increase of 1.1 million from year end 2006. This increase was driven by a combination of 842,000 organic RGU additions and approximately 200,000 additions from acquisitions, including approximately 84,000 from the acquisition of Telesystems Tirol in Austria during Q4 2007. We finished 2007 with 10.1 million video, 3.2 million broadband Internet and 2.0 million telephony subscribers, as we increasingly drove the penetration of our advanced services(7). This is reflected in our 1.44x bundling ratio at December 31, 2007, which grew 7%, as compared to year end 2006. Additionally, we closed 2007 with 10.7 million customer relationships, of which approximately 29% or 3.1 million customers were bundled. This figure reflects a 23% increase in bundled customers, including a 42% increase in triple-play customers since year end 2006.

        Of our 842,000 organic RGU additions, we added 562,000 broadband Internet and 454,000 telephony subscribers and lost 174,000 video subscribers. From a quarterly phasing perspective, the fourth quarter was our strongest quarter in terms of organic additions, up 24% over the third quarter. We added 280,000 subscribers or approximately 33% of our 2007 total organic additions in the quarter, with notable strength in our CEE operations.

        In aggregate, broadband Internet was our strongest performer of the year. We continue to demonstrate leadership in this category, as we now offer at least 20 Mbps service in most of our European markets. In the fourth quarter, we added 159,000 organic broadband Internet subscribers, a 17% sequential increase from the third quarter. During 2007, we added 1.2 million homes serviceable to our broadband Internet footprint and finished the year with broadband Internet penetration of 25%.

        We added 454,000 organic telephony subscribers in 2007, including a record fourth quarter of 139,000 additions. Our organic telephony additions in the CEE region for the 2007 fourth quarter and full year were 47% and 35% higher than the corresponding prior year organic additions, respectively. This was due in large part to the successful marketing of voice-over-Internet protocol ("VoIP") and triple play bundles across our footprint. We added 1.4 million telephony homes serviceable to our footprint and increased consolidated telephony penetration to approximately 16% at year end 2007. Our Chilean operation currently sets the standard for UPC Holding, as it has achieved 34% telephony penetration in

(7)
Advanced services represent our services related to digital video (including cable and direct-to-home ("DTH")), broadband Internet and telephony.

its footprint, while on the other hand, our CEE operations, where VoIP is relatively new, represents a significant growth opportunity as telephony penetration is only 9%.

        At December 31, 2007, our 10.1 million video subscriber base consisted of 8.2 million analog(8) and 1.9 million digital video, including DTH, subscribers. In 2007, we lost 174,000 organic video subscribers, largely as a result of a 117,000 organic video subscriber loss in Romania due to heightened competitive factors. In terms of the fourth quarter, we lost 18,000 video subscribers.

        In terms of digital cable and DTH, we added 463,000 organic subscribers in 2007. Of particular note, both Switzerland and the Czech Republic experienced increasing digital cable additions throughout the year, ending 2007 with digital cable penetrations of 16% and 22%, respectively, which were substantial increases from their year end 2006 penetrations of 9% and 5%, respectively. Our fourth quarter organic digital cable and DTH additions of 218,000 were the highest of the year and reflected a 27% improvement over our fourth quarter 2006 results. Furthermore, we finished 2007 with digital cable penetration of 15% as compared to 11% at year end 2006.

        Additionally, we continue to realize incremental video ARPU(9) gains in those markets where we have launched value-added digital products, such as premium tiers, digital video recorders ("DVRs"), video-on-demand ("VoD") and hi-definition ("HD") television. For example, in the Netherlands, we completed the launch of our full suite of advanced services (DVR, VoD and HD) in the fall and ended 2007 with incremental digital ARPU of €8, a doubling of our year end 2006 incremental digital ARPU. As we look to 2008, we have re-launched digital in Austria and created new compelling digital offers in several markets including Ireland. We also plan to launch digital cable in two of our largest CEE markets, Poland and Hungary, and to roll-out selected advanced video services in many of our European markets. As a result of these initiatives, we expect that digital cable will be an important growth driver for us in 2008.

(8)
Includes analog and digital MMDS subscribers.

(9)
ARPU refers to the average monthly subscription revenue (excluding installation and mobile telephony) per average RGU.

About UPC Holding

        UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband Internet services. As of December 31, 2007, UPC Holding operated state-of-the-art networks that served 10.7 million customers across 11 countries in Europe and Chile.

Disclaimer

        This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, the timing and impact of digital products and services, our anticipated borrowing availability after completion of our fourth quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding's services and their willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg SCA's €300 million Senior Notes due 2016 became the direct obligation of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. ("UPC Broadband Holding"), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the "UPC Broadband Holding Bank Facility") which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2007 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its financial statements prior to the end of March 2008, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Christopher Noyes Investor Relations +1 303 220 6693	Bert Holtkamp Corporate Communications +31 20 778 9447

Selected Financial Data

        The following tables provide selected, preliminary revenue and operating cash flow data for the three months and year ended December 31, 2007 and 2006 for each reportable segment of UPC Holding. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband Internet services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At December 31, 2007, our operating segments in UPC Holding provided services in eleven countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in Czech Republic, Poland, Romania, Slovak Republic and Slovenia.

        On December 31, 2006, we sold our operations in Belgium to Telenet Group Holdings N.V. ("Telenet"). Due to Liberty Global's ownership in Telenet, we have not accounted for UPC Belgium as a discontinued operation. Accordingly, our operating results and cash flows, including revenue and OCF, include the impact of our operations in Belgium under "disposal" for the three months and year ended December 31, 2006. From January 1, 2007, results for Belgium are excluded from UPC Holding.

        On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom Holdings GmbH and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global's indirect 80% interest in VTR Global Com, S.A. was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transfers and UPC Holding's results have consequently been restated to include Cablecom and VTR for all periods presented.

        For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2007, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2006, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three months and year ended December 31, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2007 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2006 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended December 31, 2006 include Telesystems Tirol and six small acquisitions in Europe. The acquired entities that have been included in the determination of our rebased revenue and OCF for the year ended December 31, 2006 include Karneval, INODE, Telesystems Tirol and eight small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. generally accepted accounting principles ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2006 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2006. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

        The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's December 31, 2007 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects ("FX"), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)			Increase (decrease) excluding FX		Increase (decrease)
	2007	2006	€	%		%		Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€197.0	€191.2	€5.8	3.0%		3.0%		—
Switzerland	163.4	160.6	2.8	1.7%		6.0%		—
Austria	94.4	88.5	5.9	6.7%		6.7%		—
Ireland	57.3	53.9	3.4	6.3%		6.3%		—

Total Western Europe	512.1	494.2	17.9	3.6%		5.0%		3.9%

Hungary	68.0	64.1	3.9	6.1%		3.4%		—
Other Central and Eastern Europe	153.0	130.6	22.4	17.2%		13.1%		—

Total Central and Eastern Europe	221.0	194.7	26.3	13.5%		9.9%		7.1%

Corporate and other	1.3	5.9	(4.6)	(78.0%	)	(78.0%	)	—

Total UPC Broadband Division	734.4	694.8	39.6	5.7%		5.7%		4.2%

VTR (Chile)	120.4	114.2	6.2	5.4%		12.5%		12.5%

Total UPC Holding before disposal	854.8	809.0	45.8	5.7%		6.6%		5.3%

Disposal (Belgium)	—	9.4	(9.4)	N.M.		N.M.		—

Total UPC Holding	€854.8	€818.4	€36.4	4.4%		5.4%		—

	Year ended December 31,		Increase (decrease)			Increase (decrease) excluding FX		Increase (decrease)
	2007	2006	€	%		%		Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€773.5	€735.3	€38.2	5.2%		5.2%		—
Switzerland	637.1	614.3	22.8	3.7%		8.3%		—
Austria	366.9	333.8	33.1	9.9%		9.9%		—
Ireland	224.1	208.9	15.2	7.3%		7.3%		—

Total Western Europe	2,001.6	1,892.3	109.3	5.8%		7.3%		6.4%

Hungary	275.2	244.6	30.6	12.5%		7.4%		—
Other Central and Eastern Europe	587.2	456.1	131.1	28.7%		24.0%		—

Total Central and Eastern Europe	862.4	700.7	161.7	23.1%		18.2%		10.2%

Corporate and other	7.4	14.3	(6.9)	(48.3%	)	(48.3%	)	—

Total UPC Broadband Division	2,871.4	2,607.3	264.1	10.1%		9.9%		7.2%

VTR (Chile)	462.6	444.9	17.7	4.0%		11.7%		11.7%

Total UPC Holding before disposal	3,334.0	3,052.2	281.8	9.2%		10.2%		7.8%

Disposal (Belgium)	—	34.9	(34.9)	N.M.		N.M.		—

Total UPC Holding	€3,334.0	€3,087.1	€246.9	8.0%		8.9%		—

N.M.—Not meaningful

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)			Increase (decrease) excluding FX		Increase (decrease)
	2007	2006	€	%		%		Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€108.2	€96.5	€11.7	12.1%		12.1%		—
Switzerland	73.6	72.2	1.4	1.9%		6.2%		—
Austria	42.1	38.1	4.0	10.5%		10.5%		—
Ireland	23.6	17.1	6.5	38.0%		38.0%		—

Total Western Europe	247.5	223.9	23.6	10.5%		11.9%		10.8%

Hungary	34.0	31.1	2.9	9.3%		6.8%		—
Other Central and Eastern Europe	76.2	55.8	20.4	36.6%		31.7%		—

Total Central and Eastern Europe	110.2	86.9	23.3	26.8%		22.8%		20.5%

Corporate and other	(45.2)	(43.1)	(2.1)	(4.9%	)	(4.9%	)	—

Total UPC Broadband Division	312.5	267.7	44.8	16.7%		16.6%		15.0%

VTR (Chile)	49.1	42.2	6.9	16.4%		24.4%		24.4%

Total UPC Holding before disposal	361.6	309.9	51.7	16.7%		17.6%		16.2%

Disposal (Belgium)	—	5.7	(5.7)	N.M.		—		—

Total UPC Holding	€361.6	€315.6	€46.0	14.6%		17.3%		—

	Year ended December 31,		Increase (decrease)			Increase (decrease) excluding FX		Increase (decrease)
	2007	2006	€	%		%		Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€405.4	€359.6	€45.8	12.7%		12.7%		—
Switzerland	306.1	281.2	24.9	8.9%		13.6%		—
Austria	173.5	155.7	17.8	11.4%		11.4%		—
Ireland	76.0	63.5	12.5	19.7%		19.7%		—

Total Western Europe	961.0	860.0	101.0	11.7%		13.3%		12.8%

Hungary	138.6	115.7	22.9	19.8%		14.5%		—
Other Central and Eastern Europe	293.9	210.6	83.3	39.6%		34.4%		—

Total Central and Eastern Europe	432.5	326.3	106.2	32.5%		27.4%		18.5%

Corporate and other	(172.2)	(164.5)	(7.7)	(4.7%	)	(4.7%	)	—

Total UPC Broadband Division	1,221.3	1,021.8	199.5	19.5%		19.2%		16.1%

VTR (Chile)	181.4	158.0	23.4	14.8%		23.3%		23.3%

Total UPC Holding before disposal	1,402.7	1,179.8	222.9	18.9%		19.7%		17.0%

Disposal (Belgium)	—	19.3	(19.3)	N.M.		—		—

Total UPC Holding	€1,402.7	€1,199.1	€203.6	17.0%		19.4%		—

N.M.—Not meaningful

Summary of Third-Party Debt and Cash and Cash Equivalents

        The following table details UPC Holding's consolidated third-party debt and cash and cash equivalents as of December 31, 2007 and September 30, 2007:

	As of December 31,	As of September 30,
	2007	2007
	amounts in millions
UPC Broadband Holding Bank Facility	€4,942.9	€4,974.7
UPC Holding Facility	250.0	250.0
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016 (formerly Cablecom Luxembourg Notes 8.0%)	300.0	300.0
VTR Bank Facility(10)	322.5	330.6
Other debt, including capital lease obligations	27.5	21.9

Total third party debt	€6,642.9	€6,677.2

Cash and cash equivalents	€153.6	€172.8
Restricted cash(11)	324.4	332.4

Total cash and cash equivalents including restricted cash	€478.0	€505.2

        As of December 31, 2007, total third-party debt, including other debt and capital lease obligations, was €6,643 million, while total cash and cash equivalents including restricted cash was €478 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities M and N term loans as well as any amounts drawn from the €1.08 billion in redrawable term loan facilities I (€250 million) and L (€830 million). As of December 31, 2007, commitments under facilities I and L remained undrawn. Of total commitments, we estimate that we will have approximately €646.5 million of availability upon completion of fourth quarter bank reporting requirements. The change in total third-party debt from September 30, 2007 is primarily due to the impact of foreign currency fluctuations.

Covenant Calculations

        Based on the results for December 31, 2007 and subject to the completion of fourth quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.56x(12). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.48x(12).

(10)
An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

(11)
Of this amount, €323 million and €330 million of restricted cash relates to our VTR Bank Facility as of December 31, 2007 and September 30, 2007, respectively.

(12)
Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

        The following table provides UPC Holding capital expenditures for the three months and year ended December 31, 2007 and 2006:

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	amounts in millions
UPC Broadband Division:
The Netherlands	€22.0	€47.2	€148.7	€156.6
Switzerland	42.3	42.5	153.6	142.1
Austria	15.1	13.9	56.1	41.3
Ireland	22.8	19.8	93.4	63.2

Total Western Europe	102.2	123.4	451.8	403.2

Hungary	10.9	21.1	50.2	58.5
Other Central and Eastern Europe	54.6	33.7	171.2	115.3

Total Central and Eastern Europe	65.5	54.8	221.4	173.8

Corporate and other	46.5	35.9	113.6	87.2

Total UPC Broadband Division	214.2	214.1	786.8	664.2

VTR (Chile)	27.7	29.0	115.2	110.2

Total UPC Holding before disposal	241.9	243.1	902.0	774.4

Disposal (Belgium)	—	0.6	—	3.6

Total UPC Holding	€241.9	€243.7	€902.0	€778.0

Operating Cash Flow Definition and Reconciliation

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. A reconciliation of UPC Holding's segment operating cash flow before disposal to operating income is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	amounts in millions
Total UPC Holding segment operating cash flow before disposal	€361.6	€309.9	€1,402.7	€1,179.8
Disposal (Belgium)	—	5.7	—	19.3

Total segment operating cash flow	361.6	315.6	1,402.7	1,199.1
Stock-based compensation expense	(14.2)	(4.9)	(55.9)	(19.6)
Depreciation and amortization	(270.1)	(266.5)	(1,074.0)	(1,021.8)
Related party management credits	16.4	20.3	32.3	22.1
Impairment, restructuring and other operating charges	(9.7)	(13.9)	(19.7)	(17.7)

Operating income	€84.0	€50.6	€285.4	€162.1

Operating Data Table

	Operating Data—December 31, 2007—UPC Holding B.V. Consolidated
					Video					Internet		Telephone
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,705,200	2,602,100	2,155,400	3,281,500	1,601,800	550,300	—	—	2,152,100	2,602,100	640,300	2,534,000	489,100
Switzerland(13).	1,850,800	1,309,800	1,552,500	2,294,500	1,298,400	252,700	—	—	1,551,100	1,499,800	454,900	1,497,800	288,500
Austria.	1,076,000	1,076,000	759,400	1,185,900	490,600	59,600	—	—	550,200	1,076,000	441,700	1,076,000	194,000
Ireland	856,000	408,200	592,300	675,900	253,700	226,100	—	105,200	585,000	408,200	80,500	231,000	10,400

Total Western Europe	6,488,000	5,396,100	5,059,600	7,437,800	3,644,500	1,088,700	—	105,200	4,838,400	5,586,100	1,617,400	5,338,800	982,000

Hungary	1,166,600	1,117,100	988,400	1,343,100	706,000	—	168,000	—	874,000	1,117,100	281,400	1,119,700	187,700
Romania	2,056,200	1,561,300	1,337,500	1,615,700	1,185,100	37,400	115,000	—	1,337,500	1,436,000	181,800	1,374,200	96,400
Poland.	1,966,800	1,564,400	1,064,700	1,421,300	1,011,300	—	—	—	1,011,300	1,564,400	297,300	1,516,700	112,700
Czech Republic	1,270,100	1,065,900	775,500	1,031,700	445,800	124,200	129,400	—	699,400	1,065,900	249,000	1,063,000	83,300
Slovak Republic	463,100	331,400	305,400	352,100	261,600	3,200	26,900	7,900	299,600	303,300	42,600	168,500	9,900
Slovenia	196,900	141,300	154,800	209,800	150,100	1,100	—	3,600	154,800	141,300	45,000	141,300	10,000

Total Central and
Eastern Europe	7,119,700	5,781,400	4,626,300	5,973,700	3,759,900	165,900	439,300	11,500	4,376,600	5,628,000	1,097,100	5,383,400	500,000

Total UPC Broadband Division	13,607,700	11,177,500	9,685,900	13,411,500	7,404,400	1,254,600	439,300	116,700	9,215,000	11,214,100	2,714,500	10,722,200	1,482,000

VTR (Chile)	2,441,200	1,652,400	992,800	1,926,800	669,300	183,300	—	—	852,600	1,652,400	520,300	1,625,400	553,900

Total UPC Holding B.V	16,048,900	12,829,900	10,678,700	15,338,300	8,073,700	1,437,900	439,300	116,700	10,067,600	12,866,500	3,234,800	12,347,600	2,035,900

Footnotes to Operating Data Table:

(1)
Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one Home Passed is equal to one MMDS subscriber. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries UPC Austria GmbH (Austria GmbH) we do not report homes passed for Cablecom's partner networks or for Austria GmbH's unbundled loop and shared access network.

(2)
Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom's partner networks or for Austria GmbH's unbundled loop and shared access network.

(3)
Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)
Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or EBU basis. In Europe, we have approximately 652,600 "lifeline" customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)
Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital cable service. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog cable service. We exclude this group of subscribers from Cablecom's Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)
DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)
MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)
Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network because they are not serviced over our networks.

(10)
Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet services. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)
Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephone Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services. Telephone Subscribers as of December 31, 2007 exclude an aggregate of 69,000 mobile telephone subscribers in the Netherlands. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. Our Telephone Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)
Pursuant to service agreements, Cablecom offers digital cable, broadband Internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom's service agreements. Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom's partner network information generally is presented one quarter in arrears such that information included in our December 31, 2007 subscriber table is based on September 30, 2007 data. In our December 31, 2007 subscriber table, Cablecom's partner networks account for 54,800 Customer Relationships, 102,300 RGUs, 31,400 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,400 Internet Subscribers, and 33,500 Telephone Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2007 subscriber table.

Additional General Notes to Tables:

          With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

          While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

          Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

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UPC Holding B.V. Provides Selected Financial Information for the Period Ending December 31, 2007